Exhibit 23.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-250893, No. 333-253349 and No. 333-257658) and the Registration Statements on Form S-8 (No. 333-137747, No. 333-153649, No. 333-153650 and No. 333-205218) of CBAK Energy Technology, Inc. (the “Company”) of our report dated March 17, 2022, with respect to the consolidated financial statements of Zhejiang Hitrans Lithium Battery Technology Co., Ltd and subsidiary, which appears in the Form 8-K/A of the Company dated March 17, 2022.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

March 17, 2022